SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.1)

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
FENTURA FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than Registrant)
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November                     , 2008
Dear Shareholders:
A special meeting of the shareholders of Fentura Financial will be held on                     , December                     , 2008, at 7:00 p.m.. The meeting will be held at the Genesys Conference and Banquet Center located at 805 Health Park Blvd., Grand Blanc, Michigan. As you will glean from the notice of the Special Meeting of Shareholders and Proxy Statement, the purpose of the special meeting is to seek your approval to amend the Articles of Incorporation to authorize the issuance of 200,000 shares of preferred stock. At this time, Fentura Financial, Inc., is not authorized to issue preferred stock.
As you may be aware, the U.S. Department of Treasury recently announced a Capital Purchase Program under the Emergency Economic Stabilization Act of 2008. Under this program authority, the Department of Treasury is able to purchase the senior preferred stock of qualified holding companies for the purpose of strengthening the capital position of the participating banks. Your Board of Directors has fully evaluated the Capital Purchase Program and recommends your approval of the amendment to the Articles of Incorporation in order to participate in the Capital Purchase Program.
The voting instructions are included on the Proxy Card which is included in this mailing package. As you will note, you are able to vote by mail, by Internet, or by phone. Please take the time to review the materials and vote your shares as soon as possible.
As always, we appreciate your continued support of Fentura Financial, Inc., and the subsidiary banks.
Sincerely,
Donald L. Grill
President & CEO
175 North Leroy Street P.O. Box 725 Fenton, Michigan 48430-0725 • PH (810) 750-8725 • FAX (810) 629-3892

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS FENTURA FINANCIAL, INC. 175 North Leroy Street P.O. Box 725 Fenton, Michigan 48430
Fentura Financial, Inc. will hold a Special Meeting of Shareholders at the Genesys Conference and Banquet Center, 805 Health Park Boulevard, Grand Blanc, Michigan,                     , December ___, 2008, at 7:00 p.m. The purpose of the special meeting is to consider an amendment to Fentura’s articles of incorporation to authorize the issuance of preferred stock. Fentura has also included a proposal to adjourn or postpone the meeting, if necessary, in the event that an insufficient number of shares is present in person or by proxy to approve and adopt the proposal to amend the articles of incorporation.
The Board of Directors has fixed the close of business on November ___, 2008, as the record date for the purpose of determining shareholders who are entitled to notice of and to vote at the meeting and any adjournment of the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Douglas J. Kelley Secretary
Fenton, Michigan
November ___, 2008
IMPORTANT
All shareholders are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY FORM AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED. This will assure your representation and a quorum for the transaction of business at the meeting. If you do attend the meeting in person and if you have submitted a proxy form, it will not be necessary for you to vote in person at the meeting. However, if you attend the meeting and wish to change your proxy vote, you will be given an opportunity to do so.

PROXY STATEMENT
FENTURA FINANCIAL, INC.
175 North Leroy Street
P.O. Box 725
Fenton, Michigan 48430
Telephone: (810) 750-8725
SPECIAL MEETING OF SHAREHOLDERS
          This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fentura Financial, Inc. (the “Corporation”) to be voted at the Special Meeting of its shareholders to be held at the Genesys Conference and Banquet Center, 805 Health Park Boulevard, Grand Blanc, Michigan, on                     , December ___, 2008, at 7:00 p.m., eastern standard time, and at any adjournment of the meeting, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. This proxy statement and form of proxy are first being sent to shareholders on or about November ___, 2008.
          If a proxy in the accompanying form is properly executed, duly returned to the Corporation, and not revoked, the shares represented by the proxy will be voted at the Special Meeting of the Corporation’s shareholders and at any adjournment of that meeting. Where a shareholder specifies a choice, a proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for each of the proposals. The Corporation’s management does not know of any other matters to be presented at the Special Meeting. If other matters are presented, the shares represented by proxy will be voted at the discretion of the persons designated as proxies, who will take into consideration the recommendations of the Corporation’s management.
          Any shareholder executing a proxy in the enclosed form has the power to revoke it by notifying the Secretary of the Corporation in writing at the address indicated above at any time before it is exercised, or by appearing at the meeting and voting in person.
          Solicitation of proxies is being made by mail. Directors, officers, and regular employees of the Corporation and its subsidiaries may also solicit proxies in person or by telephone without additional compensation. In addition, banks, brokerage firms, and other custodians, nominees, and fiduciaries may solicit proxies from the beneficial owners of shares they hold and may be reimbursed by the Corporation for reasonable expenses incurred in sending proxy material to beneficial owners of the Corporation’s stock. The Corporation will pay all expenses of soliciting proxies.
Required Vote
          The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders at the Special Meeting is necessary to constitute a quorum. Abstentions and broker “non votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker, bank or nominee does not have discretionary authority to vote and has not received instructions from the beneficial owner.
          Once a quorum is achieved, the affirmative vote of a majority of the issued and outstanding shares entitled to vote is required to approve the amendment to articles of incorporation. Abstentions and broker non votes have the effect of a vote against the proposed amendment.

          Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. Abstentions and broker non votes are not counted.
No Rights of Dissenting Shareholders
          Under applicable Michigan laws and the Corporation’s articles of incorporation and bylaws, shareholders do not have the right to dissent and to receive the fair value of their shares in cash.
Authority to Adjourn Special Meeting to Solicit Additional Proxies
     In the event that there are not sufficient votes to constitute a quorum or to approve the proposal to amend the articles of incorporation at the time of the special meeting, the proposal cannot be approved unless the special meeting is adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by the Corporation at the time of the special meeting to be voted for an adjournment or postponement, if deemed necessary, the Corporation has submitted the question of adjournment or postponement to its shareholders as a separate matter for their consideration. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to the Corporation’s shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.
PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
General
     In October and November 2008, the U.S. Department of Treasury issued announcements concerning a voluntary Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 whereby it would purchase senior preferred stock of qualifying publicly traded and non-publicly traded bank holding companies on what our board considers to be favorable terms (the “Treasury program”). Participants in the Treasury program like the Corporation, whose stock is not traded on a national securities exchange, are required to issue warrants to purchase a number of shares of preferred stock having an aggregate liquidation preference equal to 5% of the senior preferred amount. The U.S. Department of Treasury’s term sheet summarizing the terms of its proposed investment is attached hereto as Appendix A.
     Our Board of Directors has unanimously approved and recommended that our shareholders adopt an amendment to the Corporation’s articles of incorporation to authorize the issuance of up to 200,000 shares of preferred stock with such rights and preferences as the Board may determine in order to participate in the Treasury program. The Board of Directors believes that authorizing the Board to issue preferred stock will enable the Corporation to raise capital to help ensure that its wholly-owned bank subsidiaries remain well-capitalized.
     Currently, we are not authorized to issue preferred stock. If the amendment is adopted by the shareholders of the Corporation, the shares of preferred stock will be available for issuance in connection with the Treasury program and from time to time for such purposes and consideration as the Board may approve. No further vote of the shareholders of the Corporation will be required, except as provided under Michigan law. The Board of Directors believes that it is advisable to increase the Corporation’s authorized capital to include preferred stock in order take advantage of the Treasury program and to help ensure that its wholly-owned bank subsidiaries remain well-capitalized. The following “Questions and Answers” contain important information about the Treasury program.

     Q1: Why is the Corporation interested in participating in the Treasury program?
          A: We believe that the challenging local economy combined with the recent turmoil in the national financial markets make it necessary for financial institutions generally, and in southeast Michigan in particular, to not only preserve existing capital, but also to supplement such capital as a protection against further economic challenges. The ongoing contraction in credit within the financial services industry has increased the cost of capital and significantly reduced its availability.  The Treasury program is intended to help recapitalize the nation’s banks in an effort to spur lending and ease the current credit freeze.  To encourage banks to accept this capital and encourage lending, the cost to obtain capital under the Treasury program was made less than that currently required by public and private investors.  In addition, while there is no certainty, funding approved under the Treasury program is expected to occur promptly.  All things considered, the Corporation’s Board of Directors believes the Treasury program provides the lowest cost capital available at this time.
     Q2: What are the terms of the securities that the Corporation will issue to the U.S. Treasury Department?
     A: The Treasury program requires and the Board currently anticipates that it will issue senior preferred stock (the “TARP Shares”) and warrants for preferred stock (“Warrant Preferred”) with the following terms, rights and preferences:
Terms of the TARP Shares:
     The TARP Shares would:

•	be issued for $1,000 per share in cash;

•	qualify as Tier 1 capital on our books for regulatory purposes; and

•	rank senior to our common stock and senior or pari passu to other shares of preferred stock we issue in the future.

     The TARP Shares would be freely transferable by the Treasury Department to third parties, and we could be required to file a registration statement with the SEC covering the Treasury Department’s resale of the TARP Shares.
     Other terms of the TARP Shares are generally described in the paragraphs below. However, this discussion is only a summary of our current understanding of the material terms of the TARP Shares based on information published by the Treasury Department. It is not a complete description, and the terms specified by the Treasury Department, or that would be available to us, could change before the TARP capital purchase program is fully implemented or we are accepted for participation.
     Dividends. The TARP Shares would call for cumulative dividends at a rate of 5% per year for the first five years, and at a rate of 9% per year in following years, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

     While the TARP Shares remained outstanding, unless all accrued dividends had been paid in full on the TARP Shares:

•	no dividends could be declared or paid on our common stock or any other preferred stock ranking junior or equal to the TARP Shares (other than dividends paid on a pro rata basis with other equally ranking shares of preferred stock); and

•	we could not repurchase or redeem any of our common stock or any other preferred stock ranking junior or equal to the TARP Shares.

          Additionally, during the first three years following our sale of the TARP Shares, we would be required to obtain the Treasury Department’s consent to increase the dividend per share paid on our common stock. During years three through ten, we would need the Treasury Department’s consent for any increase in aggregate common dividends per share greater than 3% per annum. The foregoing restrictions would not apply if we have redeemed the TARP Shares and Warrant Preferred in full or the Treasury Department has transferred all of the TARP Shares and Warrant Preferred to other parties. After the tenth anniversary, the Corporation will be prohibited from paying any common dividend or repurchasing any equity securities or trust preferred securities until all equity securities held by the Treasury Department are redeemed in whole or the Treasury Department has transferred all of such equity securities to third parties. Because the Corporation eliminated the dividend on its common stock earlier this year, it would need the consent of the Treasury to resume paying any such common dividend.
     Voting. The TARP Shares generally would be non-voting shares, but would have class voting rights on (a) any authorization or issuance of shares ranking senior to the TARP Shares, (b) any amendment to the rights of holders of the TARP Shares, (c) any merger, exchange or similar transaction which would adversely affect the rights of the TARP Shares, or (d) any other matter submitted to a vote of our shareholders for which Michigan law requires that non-voting shares be permitted to vote as a separate voting group. Also, if dividends are not paid in full on the TARP Shares for six dividend periods (whether or not consecutive), holders of the TARP Shares would have the right to elect two directors to our Board until such time as full dividends had been paid for all past dividend periods.
     Redemption. During the first three years, we could redeem the TARP Shares only with the proceeds we receive from our sale for cash of other Tier 1 perpetual preferred or common stock that results in aggregate gross proceeds to us of not less than 25% of the issue price of the TARP Shares. After three years, we could redeem the TARP Shares at our option, in whole or in part, at any time using any funds available to us. In either case, the TARP Shares would be redeemed at the issue price ($1,000 per share) plus the cumulative amount of any accrued but unpaid dividends. Any redemption would be subject to the prior approval of the Federal Reserve Bank of Chicago. The TARP Shares would be “perpetual” preferred stock, which means that neither the Treasury Department nor any subsequent holder would have a right to require that we redeem any of the shares.
     Liquidation. The TARP Shares would have a liquidation preference of $1,000 per share, which means that, if the Corporation is liquidated and our assets are distributed to our shareholders, holders of the TARP Shares would be entitled to receive that amount, plus the cumulative amount of any accrued but unpaid dividends, for each share before any amount could be distributed to holders of our common stock.
Terms of the Warrants and Warrant Preferred:
     General. As a condition to our sale of the TARP Shares under the capital purchase program, we also would be required to issue warrants (“Warrants”) to the Treasury Department covering a number of shares of our preferred stock $1,000 liquidation value, equal to 5% of the amount we receive for the TARP Shares. The Warrant Preferred will have the same rights, preferences, privileges, voting rights and other terms as the TARP Shares described immediately above except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all the TARP Shares have been redeemed.

     Exercise and Expiration. The Warrants would have a term of ten years. The initial exercise price for the Warrants will be $0.01 per share. The Treasury Department has indicated that it intends to immediately exercise the Warrants.
     Transfer of Warrant Preferred. The Warrant Preferred could be transferred to third parties by the Treasury Department from time to time separately from the TARP Shares. We could be required to file a registration statement with the SEC covering the Treasury Department’s resale of the Warrant Preferred.
     Q3: How much does the Corporation plan to issue to the Treasury Department?
     A; If eligible, the Corporation may sell an amount of TARP Shares to the Treasury Department equal to not less than 1% of the Corporation’s risk-weighted assets and not more than 3% of its risk-weighted assets. Based on the Corporation’s risk-weighted assets of $513,832,000 as of September 30, 2008, this would equate to a minimum issuance of $5.1 million (or approximately 5,138 TARP Shares) and a maximum of $15.4 million (or approximately 15,415 TARP Shares).
     Based on the above approximate minimum and maximum amounts of TARP Shares that we could sell under the currently known terms of the capital purchase program, we estimate that we would issue Warrants for a minimum of approximately 257 Warrant Preferred shares and a maximum of approximately 771 Warrant Preferred shares.
     Financial Statement Pro Forma Impact – Balance Sheet. If the Corporation is allowed to participate in the Treasury program, stockholders’ equity will increase by the amount of the capital proceeds received from the U.S.Treasury, net of transaction costs. Costs associated with the transaction are estimated to be $30,000. For example, if the maximum proceeds of $16.2 million had been received from the U.S. Treasury as of September 30, 2008, stockholders equity would have increased from the reported amount of $46.2 million to $62.4 million on a pro forma basis (an increase of $16.2 million in proceeds less transaction costs of $30,000). If the minimum proceeds of 5.4 million had been received from the U.S. Treasury as of September 30, 2008, stockholders’ equity would have increased from the reported $46.2 million to $51.6 million on a pro forma basis (an increase of $5.4 million in proceeds less transaction costs of 30,000).
     Upon receipt of the capital, total cash and total assets held by the Corporation would have also increased by the amount of the capital proceeds received from the U.S. Treasury, net of transaction issuance costs. For example, if the maximum proceeds of $16.2 million had been received from the U.S. Treasury as of September 30, 2008; total cash would have increased from the reported amount of $19.6 million to $35.8 million on a pro forma basis (an increase of $16.2 million in proceeds less transaction costs of $30,000). If the minimum proceeds of $5.4 million had been received from the U.S. Treasury, total cash would have increased from the reported amount of $19.6 million to $25.0 million on a pro forma basis (an increase of $5.4 million in proceeds less transaction costs of $30,000).
     Financial Statement Pro Forma Impact – Income Statement. If the Corporation is allowed to participate in the Treasury program, the Corporation intends to use the capital to support loan growth to a multiple of capital received, which over time is expected to generate income to service required dividend payments on the preferred stock and generate additional income for common shareholders. Until the time it fully deploys the preferred stock over a larger asset base, the Corporation anticipates that earnings on the original capital received will not fully cover required dividend payments and other costs on the preferred issue, which would reduce the amount of earnings available to common shareholders.

     The following pro forma income statement impacts assume the capital proceeds received are invested initially in federal funds sold and deployed into earnings assets ratably over the year ended December 31, 2007 and the nine months ended September 30, 2008 as if the capital proceeds were received on January 1, 2007 and 2008, respectively. The pro forma income statement impacts do not include the benefit of leveraging the capital received into a larger asset base, but simply include additional income earned on investment of the original capital proceeds.
     If the maximum proceeds of $16.2 million had been received under the Treasury program on January 1, 2007, net loss for the year ended December 31, 2007 would have decreased from the reported amount of $(0.5) million to a net income of $0.2 million on a pro forma basis. The Corporation assumes investing 75% of the proceeds in federal funds sold and 25% of the proceeds in loans at 2007 average market rates. However, because a portion of the Corporation’s net earnings would be required for the payment of dividends to the preferred stockholder and amortization of the cost of warrants issued in connection with the Treasury program, and therefore would not be available to the Corporation’s common shareholders, earnings per diluted common share would have decreased from the reported amount of $(0.22) per share to $(0.29) per share on a pro forma basis. If the maximum proceeds of $16.2 million had been received under the Treasury program on January 1, 2008, net loss for the nine months ended September 30, 2008 would have decreased from the reported amount of $(2.5) million to $(2.2) million on a pro forma basis. The Corporation assumes investing 75% of the proceeds in federal funds sold and 25% of the proceeds in loans at 2007 average market rates. However, for the reasons noted above, earnings per diluted common share would have decreased from the reported amount of $(1.15) per share to $(1.31) per share on a pro forma basis.
     If the minimum proceeds of $5.4 million had been received under the Treasury program on January 1, 2008, net loss for the year ended December 31, 2007 would have decreased from the reported amount of $(0.5) million to $(0.2) million on a pro forma basis. The Corporation assumes investing 75% of the proceeds in federal funds sold and 25% of the proceeds in loans at 2007 average market rates. However, for the reasons noted above, earnings per diluted common share would have decreased from the reported amount of $(0.22) per share to $(0.24) per share on a pro forma basis. If the minimum proceeds of $5.4 million had been received under the Treasury program on January 1, 2008, net loss for the nine months ended September 30, 2008 would have decreased from the reported amount of $(2.5) million to $(2.4) million on a pro forma basis. The Corporation assumes investing 75% of the proceeds in federal funds sold and 25% of the proceeds in loans at 2007 average market rates. However, for the reasons noted above, earnings per diluted share would have decreased from the reported amount of $(1.15) per share to $(1.21) per share on a pro forma basis.
     The Corporation currently intends to issue approximately 10,277 TARP Shares (or 2% of the Corporation’s risk-adjusted assets) and Warrants for approximately 514 Warrant Preferred shares under the Treasury program.
     Q4: What does the Corporation intend to do with the proceeds of the issuance to the Treasury Department?
     A: If our application with the Treasury Department is accepted and our Board determines to proceed with the issuance, we intend to use nearly all of the proceeds to support loan growth through meeting the loan demand of our customer base in the southeast Michigan service area, to assist in maintaining a strong capital position for our subsidiary banks, and generally supporting our banks’ ongoing operations. A portion of those funds are expected to be retained by the Corporation to provide additional funds to support the Corporation’s operations.
     Q5: How would the issuance to the Treasury Department affect the current common shareholders of the Corporation?
     A: Based on the term sheet provided by the Treasury Department, in addition to the discussion above under Q2, if you are currently a holder of the Corporation’s common stock, you may be affected as follows by the issuance of TARP Shares and Warrant Preferred to the Treasury Department under the Treasury program:

          Restrictions on Dividends. For as long as any TARP Shares or Warrant Preferred are outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the TARP Shares, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the TARP Shares), nor may the Corporation repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the TARP Shares or common shares, unless all accrued and unpaid dividends for all past dividend periods on the TARP Shares and Warrant Preferred are fully paid.  In addition, the consent of the Treasury will be required for any increase in the per share dividends on common shares until the third anniversary of the date of the TARP Shares investment. During years three through ten, we would need the Treasury Department’s consent for any increase in aggregate common dividends per share greater than 3% per annum. The foregoing restrictions would not apply if the TARP Shares and Warrant Preferred are redeemed in whole or the Treasury has transferred all of the TARP Shares and Warrant Preferred to third parties. After the tenth anniversary, the Corporation will be prohibited from paying any dividend until all equity securities held by the Treasury Department are redeemed in whole or the Treasury Department has transferred all of such equity securities to third parties. Because the Corporation eliminated the dividend on its common stock earlier this year, it would need the consent of the Treasury to resume paying any such common dividend.
          Repurchases. The Treasury’s consent shall be required for any share repurchases or repurchases of trust preferred securities (other than (i) repurchases of the TARP Shares or Warrant Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the TARP Shares and Warrant Preferred are redeemed in whole or the Treasury has transferred all of the TARP Shares and Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the TARP Shares and Warrant Preferred, or common shares if prohibited as described under “Restrictions on Dividends” above. After the tenth anniversary, the Corporation will be prohibited from repurchasing any equity securities or trust preferred securities until all equity securities held by the Treasury Department are redeemed in whole or the Treasury Department has transferred all of such equity securities to third parties.
          Voting rights. The TARP Shares and Warrant Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the TARP Shares and Warrant Preferred, (ii) any amendment to the rights of TARP Shares and Warrant Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the TARP Shares and Warrant Preferred. If dividends on the TARP Shares and Warrant Preferred are not paid in full for six dividend periods, whether or not consecutive, the TARP Shares and Warrant Preferred will have the right to elect 2 directors. Such right to elect directors will end when full dividends have been paid for all prior dividend periods.
          Dilution. Issuing any TARP Shares and Warrant Preferred would dilute the relative percentage equity interests of the current holders of our common stock. Our current shareholders do not have preemptive rights to acquire any additional shares of capital stock we issue, and they would have no right to purchase a proportionate share, or any portion of any TARP shares and Warrant Preferred.
     Q6: Has the Corporation applied yet and if so what is the status of its application?
     A: On November 14, 2008, the Corporation applied to its primary federal regulator, the Board of Governors of the Federal Reserve System (the “FRB”), and to the Bank’s primary federal regulator, the Federal Deposit Insurance Corporation (the “FDIC”) to participate in the Treasury program.  As noted above, the Corporation currently intends to and consequently, it has applied to issue approximately $10.7 million in additional capital through the issuance of TARP Shares and Warrant Preferred to the Treasury Department.  As of the date of this proxy statement, our application is pending and we have not been advised as to the Treasury’s decision thereon.

     Q7: Is the Corporation’s participation in the Treasury program guaranteed and if not what are the Corporation’s plans?
     A: No, the Treasury Department is not obligated to accept our application to participate in the Treasury program and that the estimated proceeds of our proposed sale of securities to the Treasury Department are not guaranteed. Should the Treasury deny our application, we do not anticipate that it will have a material adverse effect on our capital resources, results of operations or liquidity.  Without the additional capital, we anticipate that our growth and ability to satisfy customer loan demand may be slowed, but we are currently well-capitalized and have implemented policies and procedures we believe allow us to adequately maintain our liquidity. Beginning in early 2008, the Corporation’s board has been exploring various initiatives designed to ensure that the Corporation’s capital position was maintained in response to the deterioration in the economy in southeast Michigan. The Corporation intends to continue to explore some or all of these initiatives irrespective of whether its application is accepted by the Treasury Department.
     Q8: Will entering into the Treasury program impact any of the Corporation’s other agreements or plans?
     A: To participate in the Treasury program, the Corporation is required to meet certain standards, including: (i) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the Corporation; (ii) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) prohibiting the Corporation from making any golden parachute payment to a senior executive based on the Internal Revenue Code provision; and (iv) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.
          Participation in the Capital Purchase Program will not substantially affect the Corporation’s executive compensation arrangements. As explained below, the Corporation will modify any plans or contracts that provide for the payment severance benefits or compensation payments directly or indirectly contingent upon a change of control of the Corporation or the banks so that such agreements comply with the limits established by Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”). In addition, the Corporation does not anticipate that the limits on deductible compensation imposed by EESA will result in any compensation payable to the Corporation’s senior executive officers to be nondeductible.
          The Corporation is a party to a Supplemental Executive Retirement Plan (the “SERP”) and a Severance Compensation Agreement (the “Severance Agreement”) with Donald Grill. Currently, the SERP and Severance Agreement provide that in the event that payments to Mr. Grill pursuant to the SERP, the Severance Agreement and any other plans or agreements between Mr. Grill and the Corporation (and its affiliates) are determined to constitute parachute payments pursuant to Section 280G of the Internal Revenue Code of 1986 (the “Code”) and Mr. Grill incurs excise taxes on the excess parachute payment, Mr. Grill will be entitled to an additional payment (the “Gross-Up Payment”) so that he will receive total after-tax payments in the same amount that he would have received had the excise tax not applied. Mr. Grill and the Corporation will amend the SERP and the Agreement so that during any period in which the U.S. Treasury holds securities in the Corporation, Mr. Grill will not be entitled to the Gross-Up Payment and his payments under the SERP, the Severance Agreement and any other agreements between the Corporation (and its affiliates) and Mr. Grill will be limited to the extent necessary to avoid the payment of a parachute payment under Code Section 280G.

     The other senior executive officers of the Corporation are parties to severance agreements. These agreements already limit the payments under these agreements so that payments by the Corporation shall be reduced so that no parachute payment as defined by Code Section 280G shall be made to the senior executive officers under the severance agreements or any other agreements and will be further amended options to the extent necessary to comply with Section 111 of EESA. Under the Corporation’s Stock Option Plan and the Corporation’s Non-Qualified Deferred Compensation Plan, the senior executive officers of the Corporation have been awarded stock options and are entitled to deferred compensation benefits which would become fully vested upon a change in control of the Corporation. The Corporation and its senior executive officers will enter into amendments to its stock option agreements and the Non-Qualified Deferred Compensation Plan with senior executive officers to prohibit the acceleration of vesting in the stock options to the extent necessary to comply with Section 111 of EESA.
Other Considerations and Potential Effects of the Proposed Amendment Generally
     Irrespective of whether the Corporation participates in the Treasury program, by approving the proposal, the Corporation’s board will have the authority to issue preferred stock which may have such terms, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates, and other rights, preferences and limitations, as determined by the Board in its sole discretion. The Board will also have the sole authority to issue such shares of preferred stock to whomever and for whatever purposes it may deem appropriate. In deciding whether to issue shares of preferred, the Board of Directors will consider the terms of such capital stock and the effect of the issuance on the operating results of the Corporation and its existing shareholders. Issuances of one or more series of preferred stock may result in dilution to the investments of existing shareholders. Issuances of preferred stock could be used to discourage or make it more difficult for a person to acquire control of the Corporation or remove management. The Board of Directors did not propose this amendment for the purpose of discouraging mergers or changes in control of the Corporation. None of our directors or executive officers has any financial or other personal interest in this proposal except as described herein or in his or her capacity as a shareholder of the Corporation generally.
     The text of the proposed amendment to the articles of incorporation is set forth in Appendix B attached hereto. Shareholders are urged to read Appendix B carefully.
Required Vote
          The affirmative vote of a majority of issued and outstanding shares of the Corporation’s common stock entitled to vote is required for approval of this proposal.
          The Board of Directors recommends a vote FOR the approval of the amendment to the articles of incorporation to authorize the issuance of preferred stock by the Corporation.

STOCK OWNERSHIP INFORMATION
Stock Ownership of Directors, Executive Officers and Certain Major Shareholders
          At the close of business on November ___, 2008, the record date for determination of the shareholders entitled to vote at the Special Meeting, the Corporation had issued and outstanding                      shares of its common stock, the only class of voting securities presently outstanding. Each share entitles its holder to one vote on each matter to be voted upon at the meeting.
          In general, “beneficial ownership” includes those shares a director or officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. The table below shows the beneficial stock ownership of the Corporation’s directors and executive officers named in the summary compensation table below and those shareholders who hold more than 5% of the total outstanding shares as of November ___, 2008.

	Shares		Percent
Name of	Beneficially		of
Beneficial Owner	Owned(1)		Outstanding(2)
Kenneth R. Elston (Director)	3,804	(3)	*
Donald L. Grill (Director, Executive Officer)	13,674	(3)(5)	*
Ronald L. Justice (Executive Officer)	5,359	(3)(5)	*
J. David Karr (Director)	4,543	(3)	*
Douglas J. Kelley (Executive Officer)	1,134	(5)	*
Dennis E. Leyder (Executive Officer)	1,547	(5)	*
Thomas P. McKenney (Director)	4,681	(3)(4)	*
Thomas L. Miller (Director)	4,765		*
Brian P. Petty (Director)	17,989	(3)(4)	*
Holly J. Pingatore (Executive Officer)	2,099	(3)(5)	*
Douglas W. Rotman	1,246		*
Ian W. Schonsheck (Director)	4,215		*
Forrest A. Shook (Director)	36,687	(4)	1.68%
Sheryl E. Stephens	1,183	(3)	*
Donald E. Johnson, Jr.(6)	220,836		10.13%
Mary Alice Heaton(6)	111,631		5.12%
Linda J. Lemieux(6)	104,083		4.77%
Directors and Executive Officers as a group (14 persons)	102,926		4.72%

(1)	The number of shares in this column includes shares owned directly or indirectly, through any contract, arrangement, understanding or relationship, or that the indicated beneficial owner otherwise has the power to vote, or direct the voting of, and/or has investment power. This includes shares allocated to the person under the Corporation’s Employee Stock Ownership Plan (ESOP). Due to a change in plan administrators, the actual allocation of such shares is not currently available, and the allocation of shares has been estimated based on prior year allocations. This column includes shares that may be acquired pursuant to stock options that are exercisable within 60 days.

(2)	The symbol * shown in this column indicates ownership of less than 1%.

(3)	Ownership and voting rights of all shares are joint with spouse or individually held.

(4)	Includes 1,336 shares for Mr. Petty and 668 shares for Mr. McKenney and Mr. Shook that may be acquired pursuant to stock options that are exercisable within 60 days.

(5)	Includes 5,107 shares for Mr. Grill, 2,104 shares for Mr. Justice, 732 shares for Mr. Kelley, 1,135 shares for Mr. Leyder, and 1,523 shares for Ms. Pingatore, that may be acquired pursuant to stock options that are exercisable within 60 days.

(6)	Each person’s address is: SNB Trust Operations, 101 North Washington Avenue, Saginaw, Michigan 48607.
INCORPORATION BY REFERENCE
          The SEC allows us to incorporate by reference information into this proxy statement, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement.
          This proxy statement incorporates by reference the following items of Part II of our annual report on Form 10-K for the fiscal year ended December 31, 2007:

•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative and Qualitative Disclosures About Market Risk; and

•	Item 8. Financial Statements and Supplementary Data.

          This proxy statement also incorporates by reference the following items of Part I of our quarterly reports on Form 10-Q filed with the SEC for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008, respectively:

•	Item 1. Unaudited Consolidated Financial Statements; and

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

          We expect that representatives of Crowe Chizek and Company LLC will be present at the Special Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
WHERE YOU CAN FIND MORE INFORMATION
          The Corporation files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.
          The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers including the Corporation, who file electronically with the SEC. The address of that site is http://www.sec.gov. The Corporation maintains a website at http://www.fentura.com.

Forward Looking Statements
          This proxy statement includes “forward-looking statements” as that term is used in the securities laws. All statements regarding our expected financial position, business and strategies are forward-looking statements. In addition, the words “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. The presentation and discussion of future financial condition, profitability, growth or increases are examples of inherently forward looking statements in that they involve judgments and statements of belief as to the outcome of future events. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on our operations and our future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning us and our business, including additional factors that could materially affect our financial results, is included in our other filings with the Securities and Exchange Commission.
Shareholder Proposals
          An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2009 Special Meeting of Shareholders must notify the Corporation’s Secretary by delivering a copy of the proposal to the Corporation’s offices no later than November 21, 2008. If a shareholder notifies the Corporation after 45 days before the first anniversary of the date on which this Proxy Statement is first mailed of an intent to present a proposal at the 2009 Special Meeting of shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.
Expenses of Solicitation
          The Corporation pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by the Corporation’s officers and employees without additional compensation. The Corporation pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.
BY ORDER OF THE BOARD OF DIRECTORS,
Douglas J. Kelley
Secretary
Dated: November __, 2008
See enclosed voting (proxy) form please sign and mail promptly.

Appendix A
TARP Capital Purchase Program
(Non-Public QFIs, excluding S Corps and Mutual Organizations)
Preferred Securities
Summary of Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means any (i) top-tier Bank Holding Company (“BHC”), or top-tier Savings and Loan Holding Company (“SLHC”) that engages solely or predominately in activities permissible for financial holding companies under relevant law, that in either case is not publicly traded[1], (ii) U.S. bank or U.S. savings association organized in a stock form that are neither publicly traded nor controlled by a BHC or SLHC, or (iii) U.S. bank or U.S. savings association that is not publicly traded and is controlled by a SLHC that is not publicly traded and docs not engage solely or predominately in activities that are permitted for financial holding companies under relevant law, other than S Corporations and Mutual Depository Institutions. The term QF1 shall not mean any institution that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “BHC” and “SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine the eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

“S Corporation” means any U.S. bank, U.S. savings association, BHC or SLHC organized as a corporation that has made a valid election to be taxed under Subchapter S of the U.S. Internal Revenue Code.

“Mutual Depository Institution” means any U.S. bank, U.S. savings association, BHC or SLHC organized in a mutual form.

Initial Holder:	United States Department of the Treasury (the “UST”).

[1]	For the purposes of this term sheet “publicly traded” means a company (1) whose securities are traded on a national securities exchange and (2) required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with cither the Securities and Exchange Commission or its primary federal bank regulator. A company may be required to do so by virtue of having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which applies to all companies that arc traded on an exchange or that have $10 million in assets and 500 shareholders of record or Section 1 5(d) of the Exchange Act which requires companies that have filed a registration statement under the Securities Act of 1933, as amended, and have 300 or more securityholders of record of the registered class to file reports required under Section 13 of the Exchange Act, e.g., periodic reports.

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Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFJ may issue an amount of Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Preferred, liquidation preference $1,000 per share. (Depending upon the QFPs available authorized preferred shares, the UST may agree to purchase Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Preferred issued by banks which are not subsidiaries of holding companies, the Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below), which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Preferred. After the third anniversary of the date of this investment, the Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends arc actually declared for such dividend period). All redemptions shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash (other than any sales made pursuant to agreements

2

or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

Restrictions
on Dividends:	Subject to certain exceptions, for as long as any Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Preferred), nor may the QFl repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Preferred or common shares, unless (i) in the case of cumulative Preferred all accrued and unpaid dividends for all past dividend periods on the Preferred are fully paid or (ii) in the case of non-cumulative Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment. After the third anniversary and prior to the tenth anniversary, the UST’s consent shall be required for any increase in aggregate common dividends per share greater than 3% per annum; provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or similar transaction. The restrictions in this paragraph no longer apply if the Preferred and Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and Warrant Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any repurchases of equity securities or trust preferred securities (other than (i) repurchases of the Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Preferred and the Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Other Dividend and Repurchase
Restrictions:	From and after the tenth anniversary of the date of this investment, the QFI shall be prohibited from paying common dividends or repurchasing any equity securities or trust preferred securities until all equity securities held by the UST are redeemed in whole or the UST has transferred all of such equity securities to third parties.

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Voting rights:	The Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Preferred, (ii) any amendment to the rights of Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred.

If dividends on the Preferred are not paid in full for six dividend periods, whether or not consecutive, the Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for (i) all prior dividend periods in the case of cumulative Preferred or (ii) four consecutive dividend periods in the case of non-cumulative Preferred.

Transferability:	The Preferred will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders’ agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of the Preferred investment or thereafter; provided that the UST and its transferees shall not effect any transfer of the Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act. If the QFI otherwise becomes subject to such reporting requirements, the QFI will file a shelf registration statement covering the Preferred as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the Preferred. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the Preferred.

Executive
Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 1II of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

4

Related Party
Transactions:	For as long as the UST holds any equity securities of the QFI, the QFI and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC’s Regulation S-K) unless (i) such transactions are on terms no less favorable to the QFI and its subsidiaries than could be obtained from an unaffiliated third party, and (ii) have been approved by the audit committee or comparable body of independent directors of the QFI.

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Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase, upon net settlement, a number of net shares of preferred stock of the QFI (the “Warrant Preferred”) having an aggregate liquidation preference equal to 5% of the Preferred amount on the date of investment. The initial exercise price for the warrants shall be $0.01 per share or such greater amount as the charter may require as the par value per share of Warrant Preferred. The UST intends to immediately exercise the warrants.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part.

Warrant Preferred:	The Warrant Preferred shall have the same rights, preferences, privileges, voting rights and other terms as the Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all the Preferred has been redeemed.

Transferability:	The warrants will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders’ agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of this investment or thereafter; provided that the UST shall not effect any transfer of the warrants or underlying Warrant Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act.

If the QFI otherwise becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act, the QFI will file a shelf registration statement covering the warrants and the Warrant Preferred underlying the warrants as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the warrants and the Warrant Preferred underlying the warrants. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the warrants or the Warrant Preferred.

6

Appendix B
FENTURA FINANCIAL, INC.
AMENDMENT TO ARTICLES OF INCORPORATION
ARTICLE III
     The total number of shares of all classes of the capital stock which the Corporation has authority to issue is 5,200,000, which shall be divided into a class of 5,000,000 shares of common stock and a class of 200,000 shares of preferred stock.
Preferred Stock
     Subject to the limitations and restrictions set forth in this Article III, the board of directors is authorized and empowered at any time, and from time to time, to designate and issue any authorized and unissued preferred stock (whether or not previously designated as shares of a particular series, and including preferred stock of any series issued and thereafter acquired by the Corporation) as shares of one or more series, hereby or hereafter to be designated. Each different series of preferred stock may vary as to dividend rate, redemption price, liquidation price, voting rights and conversion rights, if any, all of which shall be fixed as hereinafter provided. Each series of preferred stock issued hereunder shall be so designated as to distinguish the shares thereof from the shares of the other series and classes. All preferred stock of any one series shall be alike in every particular.
     The rights, qualifications, limitations or restrictions or each series of preferred stock shall be as stated and expressed in the resolution or resolutions adopted by the board of directors which provides for the issuance of such series, which resolutions may include, but shall not be limited to, the following:
(i)	The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

(ii)	The rate of the dividends thereon and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and if cumulative, the date or dates from which dividends shall accumulate;

(iii)	The amount per share, if any, which the holders of preferred stock of such series shall be entitled to receive, in addition to any dividends accrued and unpaid thereon, (a) upon the redemption thereof, plus the premium payable upon redemption, if any; or (b) upon the voluntary liquidation, dissolution or winding up of the Corporation; or (c) upon the involuntary liquidation, dissolution or winding up of the Corporation;

B-1

(iv)	The conversion or exchange rights, if any, of such series, including without limitation, the price or prices, rate or rates, provision for the adjustment thereof (including provisions for protection against the dilution or impairment of such rights), and all other terms and conditions upon which preferred stock constituting such series may be convertible into, or exchangeable for shares of any other class or classes or series;

(v)	Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the Corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

(vi)	Whether the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(vii)	The voting rights per share, if any, of each such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class, upon any merger, share exchange or other transaction of the Corporation, or upon any other matter, including (without limitation) the elections of one or more additional directors of the Corporation in case of dividend arrearage or other specified events; and

(viii)	Whether the issuance of any additional shares of such series, or of any shares of any other series shall be subject to restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of these articles of incorporation.
Common Stock
     No shares of common stock shall be entitled to any preferences, and each share of common stock shall be equal to every other share of such class of stock in every respect. At all meetings of shareholders of the Corporation, the holders of the common stock shall be entitled to one vote for each share of common stock held by them of record.

B-2

P.O. Box 725
Fenton, Michigan 48430-0725
SPECIAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) Phone.
See the reverse side of this sheet for instructions.
IF YOU ARE NOT VOTING BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:
Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606
Please complete, date, sign and mail the detached proxy card in the enclosed postage-prepaid envelope.

DETACH PROXY CARD HERE

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the proposals.

If you personally plan to attend the Special Meeting of Shareholders, please check the box below and list names of attendees on reverse side.

COMMON
Signature

Signature

Date
Return this stub in the enclosed envelope with your completed proxy card.

	I/We do plan to attend the Speciall Meeting.	☐

Please sign exactly as your name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.	Number attending

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:
1. Read the accompanying Proxy Statement.

  2. Visit our Internet voting site at www.illinoisstocktransfer.com, click on the "Internet Voting" tab and enter your Voter Control Number in the designated field. Your Voter Control Number is printed on the front of this proxy card.

Please note that all votes cast by Internet must be completed and submitted prior to , 2008 at 11:59 p.m. Central Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET , Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.
Please note that all votes cast by telephone must be completed and submitted prior to , 2008 at 11:59 p.m. Central Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE , Please Do Not Return Your Proxy Card By Mail

PROXY — FENTURA FINANCIAL, INC.
                       Special Meeting of Shareholders, December ___, 2008                   COMMON

The undersigned hereby appoints Brian P. Petty and Forrest A. Shook as Proxies, each with the power to appoint his substitute, and hereby authorized them to represent and to vote, as designated below, all the shares of Common Stock of Fentura Financial, Inc. held of record by the undersigned on November       , 2008 at the Special Meeting of Shareholders to be held December       , 2008 and at any adjournment thereof.

1.	To amend the Articles of Incorporation to authorize the issuance of preferred stock.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To consider and act upon a proposal to adjourn or postpone the meeting, if necessary, in the event that an insufficient number of shares is present in persons or by proxy to approve and adopt the proposal to amend the Articles of Incorporation.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.